EXHIBIT 99.1

Global Geophysical Announces Strategic Relationship With Geophysical Pursuit (GPI) and Seismic Exchange (SEI)

HOUSTON, April 1, 2013 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) (Global) today announced a strategic licensing, marketing and data distribution relationship with a joint venture created by Seismic Exchange, Inc. (SEI) and Geophysical Pursuit, Inc. (GPI). Under the terms of the relationship, the SEI-GPI joint venture will provide exclusive marketing and distribution services for a substantial portion of Global's North American onshore data library assets.

The parties also intend to collaborate on future data acquisition program opportunities for which Global will become a preferential services provider to both GPI and SEI.

"We are very enthusiastic about the unique opportunities created by this relationship," observed Richard White, CEO of Global. "Our high-quality RG-3D Reservoir Grade® data library offers significant value to a broad array of E&P companies. Leveraging the relationship breadth and customer networks of both SEI and GPI creates a broad opportunity to expand the license base of these data sets."

"The geographic areas covered by Global's seismic data sets are highly complementary to GPI's library," noted Jeff Springmeyer, President of GPI. "We are enthusiastic about leveraging our successful track record in marketing data library assets to create value for Global and our customers."

As part of the transaction, a subsidiary of SEI will provide certain data management services for Global's library assets subject to this strategic relationship. "We are excited to be working with the Global Geophysical team," said John Havens, President of SEI. "Since our founding in 1975, we have been key partners to the upstream oil and gas industry. This relationship extends that opportunity by bringing decision critical sub-surface information across a number of developing plays to each of our respective customers."

The parties have started collaborating on various projects and licensing opportunities and expect to complete most marketing transition activities and data management responsibilities during the second quarter.

About Global Geophysical Services, Inc.

GGS provides an integrated suite of Geoscience solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade® seismic data acquisition, Multi-client data library products, micro seismic monitoring, seismic data processing, data analysis, and interpretation services. GGS combines experience, innovation, operational safety, and environmental responsibility with leading edge geophysical technology to facilitate successful E&P execution. GGS' combined product and service offerings provide the ability to Gain InSight™ in the exploration and production of hydrocarbons. GGS is headquartered in Houston, Texas. To learn more about GGS, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

About Geophysical Pursuit Inc.

Geophysical Pursuit, Inc. (GPI) is a privately held debt free corporation, founded in 1984. GPI is headquartered in Houston, Texas along with an office in New Orleans, LA, but serves the Dallas, Denver, Lafayette, Midland and Pittsburgh markets.   GPI owns extensive 2-D data and 3-D data (~16,000 square miles) in 19 different states along with 3-D coverage in the GOM Deepwater and Transition Zone.

About Seismic Exchange, Inc.

Seismic Exchange, Inc. (SEI) is a privately held corporation, founded by P.C Havens in 1975.  SEI is the largest provider of U.S. 2D seismic data and has an extensive library of U.S. 3D seismic data.  SEI also provides 2D and 3D brokerage services for a number of oil and gas companies.  SEI is headquartered in Houston, Texas and serves the oil and gas industry with offices located in New Orleans, Dallas, Denver, Oklahoma City, Tulsa, and Corpus Christi and  a strong presence in Lafayette, Jackson, Midland and Bakersfield.

CONTACT: Jessica Kuhlman
         Marketing Manager
         jessica.kuhlman@globalgeophysical.com